Exhibit 10.21

SEMI-PHOTONICS CO., LTD.

INTERNATIONAL DISTRIBUTION AGREEMENT

This International Distribution Agreement (the “Agreement”) is made and entered into effective December 20, 2006 (the “Effective Date”) between SEMI-PHOTONICS CO., LTD., a company with offices at 7F, No.13 Ke Jung Rd., Chu-Nan Site, Hsinchu Science Park, Chu- Nan 350, Taiwan (“Company”), and NANOTECO CORP., a Japanese company with offices at 408 Mitaka Sangyo Plaza, 3-38-4 Shimorenjaku, Mitaka, Tokyo, 181-8525 Japan (“Distributor”).

WHEREAS Company is engaged in the business of LED, general illumination, lighting, projector, projection display and related products; and

WHEREAS Distributor wishes to act as an independent distributor of Products in the Territory to Customers.

NOW, THEREFORE, in consideration of the mutual promises and covenants set forth below, the parties agree as follows:

1.             Definitions.

1.1           “Assigned Accounts” means the companies having their manufacturing facilities/subsidiaries inside or outside the Territory but having their purchasing decision making authority in the Territory as listed in Exhibit A attached hereto. Any addition to the list of Assigned Accounts shall be agreed in writing by the Company and Distributor.

1.2           “Customer” means an Assigned Account, and its wholly-owned subsidiaries and affiliates, other than a House Account, that purchase the Products.

1.3           “Products” means those Company LED chips and LED related products described in Exhibit B.

1.4           “House Account” means an account which is the sole responsibility of Company and which is listed in Exhibit C of this Agreement.  Company has the absolute right to designate (or remove) certain additional Customer accounts which are not originally listed in Exhibit A as House Accounts at any time during the term of this Agreement upon thirty (30) days’ written notice to Distributor.  Upon such notice, the additional House Accounts so designated shall be deemed added to (or removed from) the list set forth in Exhibit C. Notwithstanding the foregoing, the Company shall not designate Assigned Accounts to House Account by way of direct or indirect manner whatsoever, including but not limited to, sell Products through buying agent(s) of Customer or any other distributor with offices inside or outside of the Territory to the same Customer.

1.5           “Territory” means that geographic area identified in Exhibit D attached hereto.

2.             Appointment of Distributor or Sales Representative.

2.1           Appointment as Distributor.  Company hereby appoints Distributor as a distributor in the Territory as well as Company’s exclusive Distributor of the Products to the Assigned Accounts within the Territory. Notwithstanding the foregoing, Distributor may not solicit or take orders for the sale of Products to a House Account. Distributor shall have the right during the term of this Agreement to represent to the public that it is a sole authorized independent distributor of the Products to the Assigned Accounts. Distributor shall have the right to obtain confidential technical information on Products from Company that is necessary for sales by distributor.

2.2           Independent Contractor.  Distributor is and at all times shall be an independent contractor in all matters relating to this Agreement. Distributor and its employees are not agents of Company for any purposes and have no power or authority to bind or commit Company in any way.

3.             Distributor’s General Duties.  The Distributor shall use its best efforts to introduce, promote the sale of, solicit and obtain orders for the Products from the Assigned Accounts in accordance with the terms of this Agreement.  The Distributor shall bear the entire cost and expense of conducting any and all of its activities under this Agreement.

4.             The Distributor’s Specific Duties and Prohibitions.  Without in any way limiting the generality of the preceding paragraph, the Distributor agrees as follows:

4.1           Facilities.  The Distributor shall maintain its own office space and facilities, with the entire cost of these items and activities to be borne solely by the Distributor.

4.2           Personnel.  The Distributor shall provide and maintain, at its own expense, a competent and adequately trained, skilled and motivated sales organization for the sale of Products to Customers.  The Distributor shall employ sufficient technical resources to support Company’s product line.

4.3           Records.  The Distributor shall maintain complete and accurate books and records.  Company and its agents shall have the right at any time during the terms of this Agreement and for a period of six months after its termination or expiration to examine and copy such books, records, correspondence, quotations, orders and other documents which pertain to Company’s business and the fulfillment of the Distributor’s obligations hereunder, as it may deem necessary or appropriate upon reasonable advance notice to Distributor.

4.4           Sales and Distribution of Products.  The Distributor shall purchase Products from Company at the price to be determined by the Company from time to time.  Company reserves the right to change the Products prices by consulting with Distributor in good faith.

4.5           Reports.  The Distributor shall prepare and submit to Company periodic reports relating to its activities as Distributor by the 5th working day of the following quarter as follows:

(a)           Forecasts.  On the fifth (5th) day after the end of each quarter, Distributor will provide Company with a 12-month rolling forecast, setting forth its estimated requirements for shipment by month for each Product.  Such forecasts are for planning purposes only, and will not be binding on either party.

(b)           Quarterly Reports.  Distributor will submit to Company quarterly sales information.  Such sales information will include, at a minimum, date shipped, quantity of Product sold and quantity used internally, the Customers’ names, addresses, contact information, and quantities sold to each such Customer, and remaining inventory.

(c)           Feedback Reports.  Distributor will submit to Company, upon receipt of such information and upon request by Company, any competitive information, problems, complaints or suspected defects with respect to the Product, and any feedback from any Customer.

4.6           Non-Competition.  Distributor may distribute with prior written approval from Company products that compete with the Products, provided that Distributor maintains separate sales and support personnel for the Products and competing product(s).

4.7           Assignment.  The Distributor shall not transfer, pledge, or assign this Agreement or enter into any form of sub-sales distributor agreement concerning any of its obligations hereunder without the prior written consent of Company.

4.8           Secrecy.  The Distributor shall not during the term of this Agreement or thereafter for three (3) years, disclose to any third party any invoice value or Products sold by Company to the Distributor, sales policies for any other business information of Company acquired from or as a consequence of transactions under this Agreement, without the prior written consent of Company.

4.9           Matters Not Provided For.  With respect to any matters for which this Agreement does not provide, or if any questions arise with respect to the interpretation of the matters provided in this Agreement, Company and the Distributor shall exercise their best efforts to resolve such questions by consulting with each other in good faith.

5.             Company’s General Duties.  The Company shall use its best efforts to supply the Products in good quality with competitive price in accordance with the terms of this Agreement.

6.             Product Manufacture and Order Placement.

6.1           Additions to and Deletions from Products.  Company may, in its sole discretion, discontinue the manufacture of any or all Products or make whatever changes to those Products it deems necessary, desirable or appropriate.  Company may, in its sole discretion, delete Products from the list of Products described in Exhibit B upon thirty (30) days’ written notice to the Distributor.

6.2           Purchase Orders and Acknowledgements.

(a)           Purchase Orders.  Purchase orders shall be in writing or a mode agreeable to both parties, subject to the terms of this Agreement, and must contain the following: (a) description of the Product to be purchased, (b) quantity to be purchased, (c) delivery schedule, (d) bill-to and ship-to destinations, (e) price, (f) payment terms, and (g) routing instructions.  All Products must be ordered in the minimum multiples quantities as specified per Product in Exhibit B only.  All Purchase orders submitted by Distributor shall be governed exclusively by the terms and conditions of this Agreement. Any preprinted terms and conditions in Distributor’s purchase order in addition to or inconsistent with those contained in this Agreement shall be of no force and effect unless Company specifically and expressly agrees in writing to such terms.  Distributor shall submit all Purchase Orders to Company, 7F, No.13, Ke Jung Road, Chu-Nan Site, Hsinchu Science Park, Chu-Nan 350, Miao-Li County, Taiwan, fax +886-37-586788 or such other address as is designated by Company.

(b)           Order Acknowledgments.  Company will notify Distributor if an order is not accepted.  No purchase order shall be binding on Company unless and until so accepted in writing by Company.  Company will use commercially reasonable efforts to fill all orders submitted by Distributor during the term of this Agreement.

(c)           Refusal of Orders.  Company may withhold shipments because of the Distributor’s general financial condition and/or conditions of the Distributor’s account with Company.  Such withholding shall not be construed as a breach of this Agreement.  Company reserves the right at all times either generally or with respect to any specific order to vary, change or limit the amount or duration of credit to be allowed to the Distributor.

(d)           Shipping.  Products shipped pursuant to the terms of this Agreement will be suitably packed for shipment in Company’s standard packaging, marked for shipment to Distributor’s address as designated by Distributor.  Risk of loss and title shall pass to Distributor upon delivery of the Products to the freight forwarder at Company’s facility, as specified in Company’s shipping and freight guidelines.  Distributor will be responsible for payment (or reimbursement of Company) of all freight, insurance, taxes, customs duties and other shipping expenses after such point.

(e)           Product Acceptance.  Distributor will inspect all Products for obvious physical damage promptly upon receipt thereof and may reject any Product that fails in a material way to meet Company’s specifications for such Product.  Any Product not properly rejected within 30 days of receipt of that Product by Distributor will be deemed accepted.  Distributor will return any rejected Products pursuant to Company’s Return Merchandise Authorization Procedures, a copy of which is attached hereto as Exhibit E (“RMA Procedure”).  As promptly as practicable after receipt by Company of properly rejected Products, Company will, at its option and expense, replace the Products and return such replaced Product to Distributor or credit Distributor’s account at the current price for the rejected Product.  Improperly rejected Products will be returned to Distributor at Distributor’s expense and will be subject to a service and handling fee.  Company reserves the right to discontinue the manufacture of any Product.

(f)            Company’s Modifications to Exhibits.  Company may, from time to time, revise or amend Exhibits B, C and E, or any of the foregoing, and will provide Distributor with no less than 30 days prior written notice of such changes.  The revised Exhibits shall be deemed incorporated herein and made a part of this Agreement.

6.3           Title and Delivery of Product.

(a)           Delivery of the Products to the Distributor shall be completed upon delivery of the Products to the Distributor’s freight forwarder at a location specified by Company.  All shipments shall be EXFACTORY from such location.  In all cases, Company’s title and the risk of loss or damage to any Product, shall pass to the Distributor upon delivery of the Products to the Distributor’s freight forwarder.

Shipping dates are approximate and are based upon prompt receipt of all necessary information from the Distributor.  In no event shall Company be liable for any reprocurement costs for delay in delivery or non-delivery, due to causes beyond Company’s control.  In the event of any such delay, the date of delivery shall automatically be extended for a period equal to the time lost by reason of the delay.  In any event, Company shall not be in default for failure to deliver unless Company does not respond to the Distributor with a revised delivery commitment within fifteen (15) days after receipt of written notice of failure to deliver from the Distributor.  The Distributor’s sole remedy for such default shall be cancellation of the order.  Company further reserves the right to allocate production deliveries among its customers in a fair and reasonable manner.

(b)           Company may make partial shipments against the Distributor’s purchase orders upon mutual agreement of the parties.

(c)           Company shall have the right to make substitutions and modifications in the specifications of Products sold by Company upon not less than ninety (90) days notice in writing to Distributor, provided that such substitutions or modifications will not materially affect overall Product form, fit, or function.

7.             Cancellation/Reschedules.

(a)           Company will work with the Distributor on a case by case basis to resolve issues related to market changes and potential impact on orders placed with Company.

(b)           No cancellations shall be allowed within forty-five (45) days of scheduled ship date unless prior approval is obtained in writing from Company.

(c)           If the Distributor cancels a portion of an order, the balance of that order, shipped and unshipped, will be repriced to reflect the appropriate volume price.  Company will invoice the Distributor for any price increase on Products previously shipped against the order.

(d)           In the event that the Distributor wishes to terminate all or a portion of an order made in accordance herewith or to make any change in the scope of the order, such termination or change will be accepted only with the specific approval of Company in writing.

8.             Payment Terms.

8.1           Company will supply the Distributor with price quotations, at Distributor’s request, for Products.  Unless otherwise specified on the price quotation, quoted prices shall remain in effect for ninety (90) days.

8.2           Payment for all orders shipped by Company during a calendar month will be due on or before the 15th day of the following month.  All payment shall be made in United States dollars in immediately available funds by wire transfer to Seller’s bank account at                                       , ABA#                               in favor of Semi-Photonics Co., Ltd., Account #                        .

8.3           Company will invoice the Distributor for Products when Company ships such Products.

9.             Compensation.  The difference between Distributor’s purchase price for the Products and Distributor’s price to its customers will be Distributor’s sole remuneration for the purchase and sale of the Products hereunder.  Distributor shall have no right to receive any other payment or compensation from Company for the purchase and sale of the Products or to receive reimbursement of any expenses or other costs incurred by Distributor in connection therewith, unless specifically and expressly provided for hereunder.

10.           Limited Warranties; Disclaimer; Limited Liability.

10.1         Except for the warranty of title, Company warrants only that each Product to be delivered hereunder shall, under normal use and conditions, at the time of delivery and for one hundred twenty (120) days thereafter conform substantially to Company’s specifications therefore.  However, the Company will have no responsibility for any such defect arising from, relating to, or in combination with, components, parts, or materials not produced or not provided by the Company, including without limitation Distributor’s products, and this limited warranty is void if the defect resulted from accident, abuse, or misapplication of the Products.

10.2         As the Company’s sole liability and Distributor’s exclusive remedy for breach of the limited warranty in Section 10.1, Company shall, at its option, (a) repair or replace at its expense (including return shipment) any Product found by Company to be non-conforming to warranty, or (b) reimburse Distributor for the purchase price allocable to such products less reasonable deductions for usage and general market depreciation; provided that Distributor first notifies Company in writing of the alleged defective Products and then, at Distributor’s expense, returns such Products to Company’s designated return facility within the applicable warranty period along with a brief statement explaining the alleged defect and a reference to the return material authorization number (“RMA #”) issued by Company.  Returned Proucts that are found by Company to conform to such warranty or are returned out-of-warranty will be repaired or replaced at Company’s standard charges and shipped back to Distributor at Distributor’s expense.  The warranty under this Section 10 shall not be valid if Company determines that the Product has been abused, modified, altered, subjected to damage from accident or acts of nature or otherwise used in breach of this Agreement or in a manner not in accordance with the Company’s specifications or description.  THE FOREGOING STATES DISTRIBUTOR’S AND CUSTOMER’S SOLE REMEDY AND THE COMPANY’S SOLE LIABILITY FOR BREACH OF THE WARRANTY SET FORTH IN THIS SECTION 10.  In no event shall Company be liable for any consequential or incidental damages.  The Distributor shall have no right or authority, express or implied, directly or indirectly, to alter, enlarge or limit the representations or guarantees expressly contained in Company’s most current written Product warranty as distributed by Company for the applicable Product.

10.3         EXCEPT FOR THE LIMITED WARRANTY PURSUANT TO SECTION 10.1 ABOVE, THE COMPANY DOES NOT MAKE ANY WARRANTIES WITH RESPECT TO THE PRODUCTS OR OTHERWISE UNDER THIS AGREEMENT.  THE COMPANY PROVIDES THE PRODUCTS TO DISTRIBUTOR “AS IS,” WITHOUT WARRANTY OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO THE IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE AND AGAINST INFRINGEMENT.

10.4         COMPANY SHALL IN NO EVENT BE LIABLE FOR ANY INDIRECT, INCIDENTAL, SPECIAL OR CONSEQUENTIAL DAMAGES ARISING OUT

OF OR RELATING TO THE SALE OR USE OF ITS PRODUCTS, WHETHER OR NOT COMPANY HAS ADVANCE NOTICE OF THE POSSIBILITY OF SUCH DAMAGES.  IF COMPANY BREACHES ANY PROVISION OF THIS AGREEMENT, COMPANY’S SOLE AND EXCLUSIVE MAXIMUM LIABILITY, WHETHER BASED IN CONTRACT, TORT, OR OTHERWISE, AND TOGETHER WITH ANY OTHER LIABILITIES RELATING TO THE PRODUCTS, SHALL NOT IN ANY EVENT EXCEED THE CONTRACT PRICE FOR THE PARTICULAR PRODUCTS DURING THE TWELVE MONTH PERIOD PRIOR TO THE FINAL AJUDICATION SETTING FORTH THE LIABILITY AMOUNT.

11.           Proprietary Right.  Ownership and all right, title and interest in and to any trademarks, trade names or service marks which are valid and enforceable, used with any Product are and shall remain vested solely in Company.  Company grants to the Distributor a limited license to use the trade name of Company and Company logo solely to identify the Distributor as an independent distributor of Company.  The Distributor shall provide to Company, at no cost to Company, examples of all its uses of Company’s trade name and logo and shall modify such use if requested by Company.  The Distributor shall not adopt any trademark, trade name or service mark which is confusingly similar to the trademark, trade name or service mark used by Company to sell or assist in the sale of its Products.  Upon termination of this Agreement, the Distributor will immediately cease all further use of Company’s trademarks, trade names or service marks except as may be required in the sale of Products in inventory.  The Distributor’s rights and license under this Section 11 shall not survive the termination of this Agreement.  All products authorized by Company which are sold by the Distributor directly or through its sales distribution channel must bear an authorized Company name, trademark or logo, and no other except those authorized by Company in writing.  The Distributor may not put any Company trademark, trade name, logo etc. on any product other than as authorized by Company in writing.

12.           Confidential Information.

12.1         During the term of this Agreement, each party (the “Receiving Party”) may be provided with or otherwise learn confidential and/or proprietary information of the other party (the “Disclosing Party”) (including, without limitation, certain information and materials concerning the Disclosing Party’s business, plans, technology, and products) that is of substantial value to the Disclosing Party, which is identified as confidential at the time of disclosure or which ought in good faith to be considered confidential (“Confidential Information”). All Confidential Information remains the property of the Disclosing Party.  The Receiving Party may disclose the Confidential Information of the Disclosing Party only to its employees and contractors who need to know the Confidential Information for purposes permitted under this Agreement and who are bound by written confidentiality agreements with terms at least as restrictive as those provided in this Agreement.  The Receiving Party will not use the Confidential Information without the Disclosing Party’s prior written consent except in performance under this Agreement.  The Receiving Party will take measures to maintain the confidentiality of the Confidential Information similar to those measures the Receiving Party uses to maintain the confidentiality of its own confidential information of like importance but in no event less than reasonable measures.  Distributor will not disclose or publish any technical description of the Product or technology beyond the description published by the Company for general dissemination.  The Receiving Party will give immediate notice to the Disclosing Party of any unauthorized use or disclosure of the Confidential Information and agrees to assist the Disclosing Party in remedying such unauthorized use or disclosure.

12.2         The confidentiality obligations do not extend to Confidential

Information which (i) becomes publicly available without the fault of the Receiving Party; (ii) is independently developed by the Receiving Party without reference to or use of the Disclosing Party’s Confidential Information; or (iii) was lawfully in the possession of the Receiving Party at the time of disclosure, without restriction on disclosure.  The Receiving Party will have the burden of proving the existence of any condition in this Section 12.2.

12.3         The Distributor and Company have previously or are concurrently executing a separate confidentiality agreement and non-disclosure agreement (the “Non- Disclosure Agreement”) which shall be unaffected by the execution of this Agreement.

The obligations set forth in this Section 12 will be effective from the Effective Date until three (3) years from the termination or expiration of this Agreement.

13.           Indemnification.

13.1         Company agrees to defend and hold Distributor harmless against any loss, liability or expense (including reasonable attorneys’ fees) paid to third parties arising from any action or claim brought or threatened against Distributor alleging that the Products under normal use infringe any third party’s United States patent, Japanese patent, copyright, trademark, trade secret or other intellectual property right; provided that Distributor provides Company with (a) prompt written notice of such claim or action, (b) sole control and authority over the defense or settlement of such claim or action and (c) proper and full information and reasonable assistance to defend and/or settle any such claim or action. If the Product becomes or in Company’s opinion is likely to become, the subject of an infringement claim, Company may, at its option, (a) procure for Distributor the right to continue using the Product as provided in this Agreement; (b) modify or replace the Product so that there is no infringement; or (c) if neither of the foregoing options are reasonably available to Company, accept the return of the Products and refund to Distributor the amounts paid for such Products depreciated over a three year period on straight line basis. Notwithstanding the provisions set for the above, Company assumes no liability for infringement claims to the extent such claims arise from (x) combination of Products with other products not provided by Company, (y) the modification of such Products unless such modification was made or authorized by Company, where such infringement would not have occurred but for such modifications, or (z) Company’s compliance with specifications provided by Distributor (the “Excluded Claims”).

13.2         THE FOREGOING STATES THE ENTIRE LIABILITY AND OBLIGATIONS OF COMPANY AND THE EXCLUSIVE REMEDY OF DISTRIBUTOR WITH RESPECT TO ANY ALLEGED OR ACTUAL INFRINGEMENT OF PATENTS, COPYRIGHTS, TRADE SECRETS, TRADEMARKS OR OTHER INTELLECTUAL PROPERTY RIGHTS BY THE PRODUCTS.  COMPANY’S MAXIMUM LIABILITY UNDER THIS SECTION 13 AND WITH ANY OTHER SECTIONS UNDER THIS AGREEMENT TOGETHER SHALL NOT EXCEED THE AMOUNT OF THE PURCHASE PAID BY DISTRIBUTOR FOR THE PRODUCTS THAT GIVES RISE TO THE CLAIM DURING THE TWELVE- MONTH PERIOD PRIOR TO THE CLAIM.

13.3         Other than as to claims for which Company is obligated to indemnify Distributor under Section 13.1 above, Distributor agrees to defend and hold Company harmless against any damages, loss, liability or expense (including reasonable attorneys’ fees and costs) arising from claims brought or threatened against Company by any other party arising out of or related to (a) the Excluded Claims or otherwise Distributor’s misuse, modification, alteration, adaptation, promotion, marketing, sublicensing or distribution of the Product; or (b)

Distributor’s acts or omissions in breach of this Agreement, including but not limited to Distributor’s representations and claims regarding the Products that are contrary to or inconsistent with Company’s Product descriptions and warranties.

14.           Term and Termination.

14.1         Term.  The initial term of this Agreement shall commence on the Effective Date and end two (2) years thereafter, unless earlier terminated as provided in this Section 14.  Thereafter, this Agreement shall be extended automatically every year for an additional period of one (1) year, unless terminated earlier pursuant to the terms of this Section 14 or unless either party gives written notice to the other party of its intention not to renew this Agreement at least thirty (30) days prior to the end of then current term.

14.2         Termination for Convenience.   Either party may terminate this Agreement for its convenience by giving the other party sixty (60) days prior written notice of the termination.

14.3         Termination for Cause.  Either party may terminate this Agreement immediately, upon written notice, (a) if the other party materially breaches any term of this Agreement and fails to cure such breach within thirty (30) days after receipt by the breaching party of written notice from the non-breaching party describing such breach, (b) upon the institution by or against the other party of insolvency, receivership or bankruptcy proceedings or any other proceedings for the settlement of the other party’s debts not dismissed within 60 days, (c) upon the other party’s making an assignment for the benefit of creditors, or (d) upon the other party’s dissolution or ceasing to conduct business in the normal course, or the other party’s failure to pay its debts as they mature in the ordinary course of business.

14.4         Effect of Termination.  Upon termination or expiration of this Agreement, (a) all rights and licenses granted to Distributor hereunder will immediately cease; (b) Distributor shall immediately deliver the Quarterly Report as to the period as yet unreported; (c) Distributor will immediately cease all use, marketing, promotion and distribution of the Product and return to the Company all copies of Company’s Confidential Information in Distributor’s possession, custody or control.  Upon termination or expiration of this Agreement, each party will promptly return the other party’s Confidential Information.  The following Sections will survive expiration or termination of this Agreement for any reason: Sections 4, 6, 10-12, 14, and 15.

14.5         Disclaimer.  Except as specifically provided herein, if either party is entitled under local law or otherwise for any special payment or termination indemnity as a consequence of termination or expiration of this Agreement, such party hereby waives and disclaims to the fullest extent permitted by law, any right to such payment or indemnity.

15.           General Provisions.

15.1         No Waiver.  The failure of either party to enforce at any time or for any period any of the provisions of this Agreement shall not be construed to be waiver of those provisions or of the right of that party thereafter to enforce each and every provision hereof.

15.2         Return of Company Property.  Promptly upon the termination of this Agreement, the Distributor shall turn over to Company all Confidential Information and all other Company information and material, including, without limitation, all samples, pamphlets, catalogs, booklets and other technical advertising data and literature concerning Company and/or its Products and all copies thereof, in the possession, custody or control of the Distributor.

15.3         Notices.  Any notice hereunder shall be deemed duly given if delivered personally, facsimiled with receipt acknowledged, mailed to the other by prepaid registered mail, or certified mail, return receipt requested, or delivered by a recognized commercial carrier addressed to the address designated below or last designated.

If to Company:

Semi-Photonics Co., Ltd.

7F, No.13, Ke Jung Rd.

Chu-Nan Site, Hsinchu Science Park

Chu-Nan 350, Miao-Li County

Taiwan (R.O.C.)

Attn:       Legal Counsel

Fax:         +1-408-716-2452

If to Distributor:

Nanoteco Corp.

408 Mitaka Sangyo Plaza

3-38-4 Shimorenjaku

Mitaka, Tokyo, 181-8525

Japan

Attn:       CTO

Fax:         +81-42-486-5661

15.4         Governing Law.  This Agreement (and any other documents referred to herein) shall in all respects be interpreted, enforced and governed by and under the laws of the United States and the State of California applicable to instruments, persons and transactions which have legal contacts and relationships solely within the State of California.

15.5         United Nations Convention.  The parties hereto agree that the rights and obligations of each party under this Agreement shall not be governed by any of the provisions of the United Nations Convention on Contracts for the International Sale of Goods.

15.6         Force Majeure.  The parties shall not be liable for any delay or failure of the obligation hereunder (other than payment of amounts due), in whole or in part, for any causes beyond the reasonable control of the parties including, but not limited to, Acts of God, war, riot, civil disturbance, strikes, lockouts or other labor disputes, accident of transportation or other force majeure.

15.7         Dispute.

(a)           Dispute Resolution.  Any and all disputes, controversies or claims concerning or relating to this Agreement (a “Dispute”) will be addressed in accordance with the procedures specified in this Section 15.7, which will be the sole and exclusive procedures for the resolution of such Disputes.  All negotiations pursuant to this provision are confidential and shall be treated as compromise and settlement negotiations for purpose of the

United States Federal Rules of Evidence and state rules of evidence.

(b)           Negotiation.  The parties will attempt in good faith to resolve any Dispute promptly by negotiation.  If the Dispute has not been resolved within sixty (60) days of a party’s request for negotiation, either party may initiate mediation as provided in Section 15.7(c).

(c)           Nonbinding Mediation.  A party may initiate mediation by giving notice to the other party.  Mediation will be nonbinding and before the Judicial Arbitration and Mediation Services, Inc. (“JAMS”) under the then effective JAMS Rules of Practice and Procedure.  The mediation shall take place in Santa Clara County, California, regardless which party initiates the mediation.  The parties shall attempt to reach agreement on the appointment of a mediator.  If they cannot so agree, the mediator shall be appointed by JAMS and pursuant to JAMS Rules of Practice and Procedure.  The mediator will be a former judge of a federal or state court.  The mediation shall be completed within sixty (60) days of its initiation, unless the parties otherwise agree.  The parties will bear their own costs and expenses for participating in mediation under this Section 15.7(c), including, without limitation, attorney’s fees, and shall shares equally the mediator’s fees and expenses.

(d)           Binding Arbitration.  Any Dispute that has not been resolved by mediation as provided in Section 15.7(c) may be submitted to binding arbitration by the American Arbitration Association (“AAA”).  There will be one (1) neutral, independent and impartial arbitrator selected in accordance with the AAA rules and procedures then in effect; provided, however, the arbitrator may not vary, modify or disregard any of the provisions contained in this Section 15.7.  The parties shall attempt to reach agreement on the appointment of an arbitrator.  If they cannot so agree, the arbitrator shall be appointed by the AAA.  The arbitration shall take place in Santa Clara County, California, regardless which party initiates the arbitration.  As part of any arbitration conducted under this Section 15.7(d), each party may (i) request from the other party documents and other materials relevant to the Dispute and likely to bear on the issues in such Dispute, (ii) conduct no more than five (5) oral depositions each of which will be limited to a maximum of seven hours in testimony, (iii) propound to the other party no more than two sets of interrogatories comprising a total of 35 questions, and (d) two sets of requests for admissions comprising a total of 10 requested admissions maximum. The decision and any award resulting from such arbitration shall be final and binding.  Any final decision or award from arbitration will be in writing and reasoned.  The judgment upon the award rendered by the arbitrator may be entered by any court having jurisdiction thereof.  The arbitrator is not empowered to award damages in excess of compensatory damages and each party hereby irrevocably waives any right to recover such damages with respect to any Dispute resolved by arbitration.  Each party shall bear its own expenses (including attorney’s fees) and an equal share of the expenses of the arbitrator and the AAA fees.

(e)           Confidentiality in Dispute Resolution.  The parties, their representatives, other participants and the mediator and arbitrator shall hold the existence,  content and result of the mediation and arbitration in confidence.  All the dispute resolution proceedings contemplated in this Section 15.7 will be as confidential and private as permitted by law.  The parties will not disclose the existence, content or results of any proceedings conducted in accordance with this Section 15.7, and materials submitted in connection with such proceedings will not be admissible in any other proceeding, provided however, that this confidentiality provision will not prevent a petition to vacate or enforce an arbitration award,  and shall not bar disclosures required by law.

(f)            Injunctions; Waiver.  Nothing in this Section 15.7 shall be construed to preclude any party from seeking injunctive relief from a court without posting bond or other security, in order to protect its rights pending mediation or arbitration.  If either party chooses to seek such relief from a court, the parties consent to the exclusive jurisdiction and venue of the courts located in Santa Clara County, California.  A request by a party to a court for such injunctive relief shall not be deemed a waiver of the obligation to mediate or arbitrate.  EACH PARTY ACKNOWLEDGES THAT THIS AGREEMENT TO ARBITRATE DISPUTES WAIVES THE PARTY’S RIGHT TO TRIAL BY JURY OR COURT OR TO HAVE DISCOVERY UNDER COURT RULES.

15.8         No Representations.  The Distributor represents and acknowledges that it is relying solely on its own judgment, including its own estimate of the market for Products in Territory, in entering into this Agreement, and that Company has made no written or verbal representations or warranties, either express or implied, regarding the subject matter hereof, including, without limitation, the duration of the distributorship arrangement and any selling representation created hereby, the circumstances under which this Agreement shall or may be terminated, the size of the market for Products in Territory or the amount of commissions or profits which the Distributor will, could or might expect to receive hereunder.

15.9         Titles of Paragraphs.  The title of the various paragraphs of this Agreement are used for convenience of reference only and are not intended to and shall not in any way enlarge or diminish the rights or obligations of the parties or affect the meaning or construction of this document.

15.10       Integration/Modification/Entire Agreement.  This Agreement together with the attached Appendixes and the Nondisclosure Agreement constitute the entire agreement and final understanding of the parties with respect to the subject matter hereof and supersedes and terminates any and all prior and/or contemporaneous negotiations, representations, understandings, discussions, offers and/or agreements between the parties, whether written or verbal, express or implied, relating in any way to the subject matter hereof.  This Agreement is intended by the parties to be a complete and wholly integrated expression of their understanding and agreement, and it may not be altered, amended, modified or otherwise changed in any way except by a written instrument, which specifically identifies the intended alteration, amendment, modification or other change and clearly expresses the intention to so change this Agreement, signed by the parties.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Distribution Agreement effective as of the Effective Date.

SEMI-PHOTONICS CO., LTD.	NANOTECO CORP.

By:	By:

Name:	Name:

Title:	Title:

Exhibit A

ASSIGNED ACCOUNTS

English name	Categor 1 die
C . I. KASEI CO., LTD		1 2Lamp
SUN ELECTRONIC INDUSTRY CO LTD		2
KYOSEMI		1
CCS Inc	1 and 2
Sammy Co.		2
Union ELECTRONIC INDUSTRY CO LTD		2
Prof Precision LTD		1
LOOP CO. LTD		2
NIPPON LEIZ Corporation	1 and 2
INTERNIX Inc	1 and 2
Shin-Etsu Handoutai Co. LTD	1 and 2
SEIKO EPSON CORPORATION	1 and 2
Silicon technology Co. Ltd	1 and 2
NIHON COLMO CO , LTD	1 and 2
Toshiba Matsusita Display Technology	( 1 and 2
HOYA CORPORATION	1 and 2
DENKA	1 and 2
Japan Scantic Technology Management	1 and 2
NEC Lighting Ltd	1 and 2
Jupa	1 and 2
MK Seiko Co.,Ltd	2
Iwasaki Electric Co., Ltd	1 and 2
Iwasaki Information Systems Co., Ltd	1 and 2
Techtuit Co., Ltd.	1 and 2
lida Electronics (Tsusho) Co.,Ltd.	1 and 2
Jyoyo Denshikiki Co., Ltd.		2
Sankosha Corp.		2
Nippon Koki Kogyo Co., Ltd.		2
Nippon Sento Co., Ltd.		2
Japan Outdoor Lighting MFG Co., Ltd.		2
Contents		2
ICHIKOH INDUSTRIES, LTD		2
Shibasaki Inc.		2
Kictec Corp.		2
KIRIN TECHNO-SYSTEM Corp.		2
Schott Nippon K.K.		2
Koizumi Lighting Technology Corp.		2
LTEL Corp.		2
OSAKI ELECTRIC CO., LTD.		2
Denso Co..Ltd		2
Koito Industries.Ltd	1 and 2
SAXA, Inc		2
Endo Lighting Corp		2

Exhibit B

PRODUCTS

Blue LED Chips:

SL-B60

SL-B40

SL-B28

SL-B24

SL-B15

Green LED Chips:

SL-G40

SL-G28

SL-G24

Near UV:

SL-U40

Exhibit C

HOUSE ACCOUNTS

None

Exhibit D

TERRITORY

Japan

Exhibit E

RETURN MERCHANDISE AUTHORIZATION PROCEDURES

Distributor must obtain a Return Merchandise Authorization (RMA) number from Company for all Products, prior to returning said Product to Company for repair or replacement, or any other reason.  Failure to obtain an RMA number and follow the procedures below by the Distributor before returning Product to Company will result in Company’s refusal of said Product.  All Product returned for credit will be at Company’s current published price.

(a)           Distributor must submit a request for an RMA number to Company in writing, and should include the following information:

(1)           Distributor Name and Address

(2)           Requester’s Name, Phone Number and Fax Number

(3)           Product Name and Description, Company Part Number or SKU, Quantity

(4)           Product Current Unit Price and Date of Purchase (if possible)

(5)           Reason for Product Return

(6)           Purchase Order Number

(7)           Debit Memo Number if Distributor intends to debit Company

(b)           Company will issue an RMA number to Distributor when the information required is provided to Company.  Authorized RMA numbers are valid for only 30 days, upon which time the RMA will be closed.

(c)           The returning Product should be properly packaged for shipment of electronic parts including anti-static packing for boards.

(d)           The RMA number issued by Company must be clearly referenced on the outside of all ship containers and packing lists packed and prepared by Distributor so that  identification is possible when Product is received by Company.

(e)           The following are the freight terms & guidelines for all typical authorized returns:

(1)           Distributor pays Freight

(i)            In warranty - Distributor pays freight one way, inbound to Company.

(ii)           Out of warranty — Distributor pays freight both ways, in bound & outbound.

(iii)          DOA’s (“dead on arrivals”)- Distributor pays freight one way, inbound to Company for credit only or for credit & replacement.

(2)           Company pays Freight

(i)            In warranty - Company pays freight one way, outbound back to the customer.

(ii)           DOA’s - Company pays freight one way for REPLACEMENT DOA’s, outbound to the customer.

(iii)          Company shipment error - Company pays freight both ways, back from the customer and replacement product to the customer.  Company will select the carrier both ways.

(f)            Any Produce returned to Company that has failed as a result of abuse, misuse, neglect, unauthorized repair or modification are not covered under this warranty.  At its option, Company may refuse said Product or charge Distributor for out of warranty service.

(g)           Any Product returned to Company that is replaced becomes the property of Company.